UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 16, 2008

TELOS CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-8443	52-0880974
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

19886 Ashburn Road, Ashburn, Virginia	20147-2358
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 724-3800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant’s Certifying Accountant

I. On September 17, 2007, Reznick Group, P.C. (“Reznick”), was engaged by the Audit Committee of the Telos Corporation’s (“the Company”) Board of Directors. On April 16, 2008, Reznick, in a letter addressed to Bernard C. Bailey, Chairman of the Audit Committee, resigned, stating that “As a result of certain communications from the Class D members of the Board of Directors, the Reznick Group believes its independence has been impaired.” A copy of the April 16, 2008 Reznick letter is filed as Exhibit 16.2. Reznick perceived these communications as threatening litigation and attempts to influence its opinion on certain accounting issues.

Pursuant to Regulations S-K Item 304(a)(1)(ii), the Company is required to state whether the principal accountant’s report on the financial statements for either of the past two years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles; and also describe the nature of each such adverse opinion, disclaimer of opinion, modification, or qualification. The Company engaged Reznick as its independent accountants, effective September 17, 2007, to audit the Company’s financial statements for the year ended December 31, 2007. As of the April 16, 2008 resignation date, Reznick had not yet issued an opinion on the Company’s financial statements.

In connection with its audit for the year ended December 31, 2007, which has not been completed, and through April 16, 2008, the Company has not had any disagreements with Reznick on matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Reznick would have caused them to make reference thereto in their report on the financial statements for such year.

During the year ended December 31, 2007, there have been no reportable events (as defined in Regulations S-K Item 304(a)(1)(v).

The Company has requested that Reznick furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated April 22, 2008, is filed as Exhibit 16.1 to this Form 8-K and is incorporated herein by reference.

II. Since the commencement of the engagement of Reznick, Directors Seth Hamot and Andrew Siegel (collectively “the Class D Directors”) and those acting in concert with them, have repeatedly communicated with Reznick’s senior management and the engagement team. Such communications have been brought to the attention of the Audit Committee by the Reznick engagement team.

In an effort to address communications to the Company’s past and present independent auditors from the Class D Directors and related entities, the Board of Directors, at its April 2, 2008 meeting advised the Class D Directors, Hamot and Siegel, that their efforts were inconsistent with the Company’s corporate governance policy and practices regarding the Audit Committee and its engagement of independent auditors. Specifically, the Board of Directors and the Audit Committee requested that the Class D Directors cease and desist their efforts to force upon the Company’s past and present independent auditors their self-interested attempts to change a specific accounting treatment of their ERPS obligations from that of a non-current liability to a current liability.

The Class D Directors were advised by the Board of Directors that such conduct, as evidenced in their auditor communications, was in violation of Section 303(a) of the Sarbanes-Oxley Act of 2002 (“SOX 303”) and Final Rule 13b2-2(b)(1). The Class D Directors would not respond (other than to state “no comment”) to numerous requests from Director Bailey and other directors as to the allegations of SOX 303 violations, as to the Board of Directors’ request to cease and desist such conduct and as to their bad faith and breach of fiduciary duty regarding their false and misleading disclosures of conflict of interest in their 2007 and 2008 director and officer questionnaires.

As previously reported on the Form 8-K filed on July 13, 2007, Goodman & Company, L.L.P. (“Goodman”), former independent accountants of the Company, had resigned effective July 24, 2007. Goodman also stated that it resigned because its independence had been impaired. In particular, Goodman determined that it could no longer serve as the Company’s independent accountant because Seth W. Hamot and Andrew R. Siegel had been elected to the Company’s Board of Directors effective June 18, 2007.

On March 28, 2008, Roark, Rearden & Hamot Capital Management, LLC, the general partner of Costa Brava III LP (of which Seth Hamot, Class D Director, is the managing member), sent a letter to Goodman, in which it demanded that Goodman withdraw its audit opinion for the years 2006, 2005, and 2004. In addition, the letter threatened further legal action against Goodman, stating “Costa Brava reserves its right to bring claims against Goodman for any damages resulting from clean audit opinions relating to past or future financial statements.”

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is furnished as part of this report.

16.1	Letter from Reznick Group, P.C. dated April 22, 2008

16.2	Letter from Reznick Group, P.C. dated April 16, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELOS CORPORATION

Date: April 22, 2008	By:	/s/ Michele Nakazawa
Michele Nakazawa
Chief Financial Officer